Exhibit 10.2

QUESTAR CORPORATION

ANNUAL MANAGEMENT INCENTIVE PLAN

(As amended and restated effective January 1, 2010)

Paragraph 1.  Name.  The name of this Plan is the Questar Corporation Annual Management Incentive Plan (the “Plan”).

Paragraph 2.  Purpose.  The purpose of the Plan is to provide an incentive to officers and key employees of Questar Corporation (the “Company”) to accomplish major organizational and individual objectives designed to further the Company’s efficiency, profitability, and growth.

Paragraph 3.  Administration.  The Management Performance Committee (“Committee”) of the Company’s Board of Directors (“Board”) shall have full power and authority to interpret and administer the Plan.  Such Committee is comprised wholly of independent, outside directors and must include at least two such directors.  The Committee shall have sole and complete authority to adopt, alter, and repeal administrative rules, guidelines, and practices for the operation of the Plan and to interpret the terms and provisions of the Plan.  The Committee’s decisions shall be final and binding upon all parties, including the Company, stockholders, Participants, and their beneficiaries.

Paragraph 4.  Participation.  Within 90 days after the beginning of a Performance Period (as defined below), the Committee shall nominate from the officers and key employees of the Company those individuals who shall participate in the Plan for such Performance Period (the “Participants”).  The Committee shall also establish a target bonus for the Performance Period for each Participant expressed as a percentage of base salary or specified portion of base salary.  Participants shall be notified of their selection and their target bonus as soon as practicable.  The Committee may also nominate any officer or key employee of the Company that is hired, promoted or transferred from an affiliate of the Company during any Performance Period to participate in the Plan during such Performance Period (a “New Participant”), provided that the payment of any target bonus set for such New Participant shall be reduced on a pro-rata basis to reflect partial participation during the Performance Period by multiplying the award by a fraction equal to the months (and any partial month) of participation during the applicable Performance Period divided by the number of months of such Performance Period.  For purposes of calculating any partial month above (for a New Participant who starts employment after the first work day of the month), the ratio will be the number of days worked in the month divided by the total work days in the month.

For purposes of this Plan, a “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more performance objectives (as set forth in Paragraph 5) will be measured for the purpose of determining a Participant’s right to, and the payment of, an award granted under the terms of the Plan.

Paragraph 5.  Determination of Performance Objections.  Within 90 days after the beginning of a Performance Period, the Committee shall establish target, minimum and maximum performance objectives for the Company and/or for its major operating subsidiaries and shall determine the manner in which the target bonus is allocated among the performance objectives.  The Committee shall also recommend a dollar maximum for payments to Participants for any Performance Period.  The Committee shall take action concerning the recommended dollar maximum within 90 days after the beginning of a Performance Period.  Participants shall be notified of the performance objectives as soon as practicable once such objectives have been established.

Paragraph 6.  Determination and Payment of Awards.  As soon as reasonably practicable after the close of the Performance Period, the Committee shall compute incentive awards for eligible Participants in such amounts as the Committee deems fair and equitable, giving consideration to the degree to which the Participant’s performance has contributed to the performance of the Company and its affiliates and using the target bonuses and performance objectives previously specified.  Aggregate awards calculated under the Plan shall not exceed the maximum limits approved by the Committee for the applicable fiscal year of the Company.  To be eligible to receive a payment, the Participant must be actively employed by the Company or an affiliate as of the date of distribution except as provided in Paragraph 7 and must not have been placed on probation during the applicable fiscal year of the Company.

The Committee has the discretion to determine that any given non-officer Participant has earned up to the full amount of his target bonus for any Performance Period in which he has performed at a superior level, despite any failure of the Company and its affiliates to achieve certain performance objectives that would otherwise result in a payment of less than such target bonus.  The Committee shall exercise this discretion only if it receives a joint recommendation by the Company’s senior officer of the group in which the Participant works and the Company’s Chief Executive Officer.

All awards shall be made in cash and in a single lump sum no later than the 15th day of the 3rd month following the end of the calendar year that includes the last day of the relevant Performance Period.

Paragraph 7.  Termination of Employment.

(a)

In the event a Participant ceases to be an employee prior to the payment of an award for any Performance Period by reason of death, Disability, Approved Retirement, or a Reduction in Force (each as defined below), the Participant's award for the Performance Period, if any, determined in accordance with Paragraph 6 for the Performance Period during which such event occurs, shall be pro rated based on the length of his service during the Performance Period when compared to the entire period, by multiplying the award by a fraction equal to the months of service during the Performance Period through the date of termination rounded up to whole months divided by the number of months of such Performance Period.

For the purpose of this Plan, “Approved Retirement” shall mean any termination of service on or after age 55 with 10 years of service.  For the purpose of this Plan, “Disability” shall mean any termination of service that results in payments under the Company's Long-term Disability Plan.  A “Reduction in Force”, for the purpose of this Plan, shall mean any involuntary termination of employment due to the Company’s economic condition, sale of assets, shift in focus, or other reasons independent of the Participant’s performance.

The entire amount of any award that is determined after the death of a Participant shall be paid to the Participant's beneficiary as determined in accordance with the terms of Paragraph 10.

All payments under this Paragraph 7(a) shall be made at the time specified in Paragraph 6.

(b)

In the event a Participant ceases to be an employee by reason of a Change in Control that occurs prior to the payment of an award for any Performance Period, he shall be entitled to receive: (i) all amounts deferred by him prior to February 12, 1991, if any, and (ii) payment of the award for such Performance Period as if he had been an employee throughout such Performance Period ("Post-CIC Bonus").  The entire amount of any award for such Performance Period shall be paid in cash and in a lump sum at the time specified in Paragraph 6.  Notwithstanding the foregoing, in no event shall a Participant who is a participant in the Company’s Executive Severance Compensation Plan as of the date on which a Change in Control occurs be entitled to any Post-CIC Bonus.

A Change in Control of the Company shall be deemed to have occurred if (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act’)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving:  individuals who, as of January 1, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on January 1, 2010, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Paragraph 8.  Interest on Previously Deferred Amounts.  Amounts voluntarily deferred prior to February 12, 1991, shall be credited with interest from the date the payment was first available in cash to the date of actual payment.  Such interest shall be calculated at a monthly rate using the typical rates paid by major banks on new issues of negotiable Certificates of Deposit in the amounts of $1,000,000 or more for one year as quoted in The Wall Street Journal on the Thursday closest to the end of the month or other published source of rates as identified by the Company’s Treasury department.

Paragraph 9.  Coordination with Deferred Compensation Plan..  Some participants are entitled to defer the receipt of all or a portion of their bonuses under the terms of the Company’s Deferred Compensation Wrap Plan (the successor to the Company’s Deferred Compensation Plan, which was originally effective November 1, 1993).  Any bonuses deferred pursuant to the Deferred Compensation Wrap Plan shall be accounted for and distributed according to the terms of such plan and the elections made by the Participant thereunder.

Paragraph 10.  Death and Beneficiary Designation.  In the event of the death of a Participant, amounts previously deferred by the Participant, together with credited interest to the date of death, shall become payable.  Each participant shall designate a beneficiary to receive any amounts that become payable after death under this Paragraph or Paragraph 7.  In the event that no valid beneficiary designation exists at death, all amounts due shall be paid as a lump sum to the Participant's beneficiary under the Company's Employee Investment Plan, or if none, to the estate of the Participant.

Paragraph 11.  Amendment of Plan.  The Company’s Board, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards earned and the payment of such awards during any given Performance Period.  The Company’s Board cannot amend, modify, suspend, or terminate the Plan in any year in which a Change of Control has occurred without the written consent of the affected Participants.

Paragraph 12.  Nonassignability.  No right or interest of any Participant under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.  Any assignment, pledge, encumbrance, charge, transfer, or other act in violation of this provision shall be void.

Paragraph 13.  Taxes and Withholding.  All cash payments made under the Plan are subject to withholding for federal, state, and other applicable taxes.  The Company shall deduct any taxes required by law to be withheld from all amounts paid to a Participant under this Plan.

Paragraph 14.  Source of Funds.  All cash payments made under the Plan will be paid from the Company’s general assets and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant or his designated beneficiary.

Paragraph 15.  Successor.  The Company shall require any successor or assignee, whether direct, indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such successor assignment had taken place.

Paragraph 16.  Choice of Law  This Plan will be governed by and construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Utah.

Paragraph 17.  Effective Date of the Plan.  The Plan was originally effective with respect to the fiscal year beginning January 1, 1984, and shall remain in effect until it is suspended or terminated as provided by Paragraph 11.  This Amendment and Restatement is effective as of January 1, 2010.

Paragraph 18.  409A Compliance.  All bonuses payable hereunder are intended to be "short-term deferrals" exempt from the requirements imposed by Section 409A of the Code, and this Plan shall be interpreted accordingly.

Dated this ______ day of ______________, 2010.

QUESTAR CORPORATION

By:_______________________________________

Keith O. Rattie

Chairman, President & CEO

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